Exhibit 3.8


                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                            FOX RIVER HOLDINGS, INC.

Pursuant to the provisions of the Nevada Business Corporation Act, the Undersigned Corporation adopts the following amendments to the Articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by a majority vote of shareholders of the corporation on December 19, 2003. Said articles are herby amended as follows:

                                    Article 1

                                      Name

         The name of the corporation is Zynex Medical Holdings, Inc.

2. The number of shares of the corporation outstanding at the time of adoption of the foregoing was approximately 24.5 million; and the number of shares entitled to vote thereon was the same.

3. The number of shares voting in favor of the action was 20,200,000. The shareholder voting in favor of the action represented a majority of the issued and outstanding shares and was sufficient to affect the corporate changes.

Effective the 19th day of August 2003

                                                     /s/ Paul F. Beatty
                                                     -------------------------
                                                     Paul F. Beatty, President

/s/ Paul F. Beatty
-------------------------
Paul F. Beatty, Secretary